Exhibit 3.1

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SOLAR3D, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF JANUARY, A.D. 2015, AT 3:36 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

3484724 8100 150032879
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 01-09-15

State of Delaware Secretary of State Division o£ Corporations Delivered 03:36 PM 01/09/2015 FILED 03:36 PM 01/09/2015 SRV 150032879 - 3484724 FILE

CERTIFICATE OF DESIGNATION

OF

SOLAR3D, INC.

James B. Nelson hereby certifies as follows:

1. He is the President and the Secretary of Solar3D, Inc., a Delaware corporation (the “Company”).

2. The number of authorized shares of Preferred Stock is 5,000,000, none of which has been issued. The authorized number of shares of Series A Preferred Stock is 4,400, none of which has been issued.

3. The Board of Directors has duly adopted the following resolution at a meeting of the Board of Directors:

WHEREAS, the Certificate of Incorporation, as amended, authorizes the Preferred Stock of the Company to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and the designation of any such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of the first series of Preferred Stock of the Company and does hereby fix and determine the rights, preferences, restrictions and other matters relating to said initial series of Preferred Stock as follows:

1. Designation

There is hereby designated a series of Preferred Stock to be known as “Series A Preferred Stock” and the authorized number of shares of Series A Preferred Stock shall be 4,400 shares, with the rights, preferences, privileges, and restrictions set forth in this Certificate.

2. Dividends

The holders of the Series A Preferred Stock will not participate in the receipt of any dividends which may be declared by the Board of Directors or paid by the Company.

3. Voting Rights

On all matters submitted to a vote of the shareholders of the Company, each share of Series A Preferred Stock will have 100,000 votes and the holders of the Series A Preferred Stock will vote with the holders of the Common Stock as one class.

4. No Liquidation Preference

The holders of the Series A Preferred Stock will have no right to participate in the distribution of any assets of the Company upon its liquidation or in any other transaction involving the distribution of any of the Company’s assets.

5. Redemption and Conversion

Each share of Series A Preferred Stock will be (a) automatically redeemed and converted by the Company upon the listing of the Company’s common stock for trading on the NASDAQ Capital Market or (b) converted at the option of any holder, in each case, into one share of the Company’s common stock.

6. Notices

Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

IN WITNESS WHEREOF, said Solar3D, Inc. has caused this Certificate to be signed by duly authorized officers on this 9th day of January 2015.

                                                                By: /s/ James B. Nelson
                                                                James B. Nelson, President and Secretary